SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 8, 2005

Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street

 (Address of Principal Executive Offices and  Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

Meadows Springs, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Change of Registrant’s Certifying Accountant

On November 8, 2005, the Board of Directors of Meadows Springs, Inc. (the “Company”) determined to engage the U.S.-based firm of Malone & Bailey, PC, as its independent auditors for the fiscal year ending December 31, 2005, to replace the Canadian firm of Amisano Hanson.

The reports of Amisano Hanson on the Company’s financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were such reports modified as to uncertainty, audit scope or accounting principles.

There have been no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Company has provided Amisano Hanson a copy of the disclosures it is making in response to this item and requested that Amisano Hanson furnish to the Commission a letter stating whether such firm agrees with the Company’s statements in this Report on Form 8-K.  Amisano Hanson has furnished such letter to the Commission and a copy is attached hereto and incorporated herein by this reference as Exhibit 99.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) The Company is filing this Current Report on Form 8-K to announce changes to its management team.

Effective November 8, 2005, the Company’s Board of Directors elected Mr. Rick White as Chief Financial Officer of the Company.  Also effective November 8, 2005, the Company’s Board of Directors elected Mr. Christopher Chambers as Secretary of the Company.

Effective November 9, 2005, Mr. Willie Nelson was appointed to the Company’s Board of Directors.

Name	Age	Position	Dates Served
Dennis G. McLaughlin, III	40	Director	September 13, 2005 to date.
Tommy Johnson	40	Director, Chief Executive Officer	September 13, 2005 to date.
Bruce Blackwell	58	Director	September 29, 2005 to date.
Morgan Freeman	68	Director	September 29, 2005 to date.
Bill Luckett	58	Director	September 29, 2005 to date.
Willie Nelson	71	Director	November 9, 2005 to date.
Rick White	58	Chief Financial Officer	November 8, 2005 to date.
Christopher Chambers	41	Secretary	November 8, 2005 to date.

Below is information on the Company’s current Directors and Officers:

Dennis McLaughlin, Chairman of the Company, has served as CEO and Chairman of Apollo Resources International, Inc. (a publicly traded company) since October of 2004.  He was CEO of Blue Wireless & Data, Inc. (a publicly traded company) from June 2004 through April 2005, and continues as Chairman from June 2004 to the present.  He was CEO and Co-Chairman of Ocean Resources, Inc. (a publicly traded company) from September, 2003 to January 2005.  Mr. McLaughlin founded MAC Partners, LP in January 2002.  Prior to that he founded Aurion Technologies, LLC in 1998 and served as CEO and was a Director through 2001.  He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001.  Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991.  Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Tommy Johnson, CEO and Director of the Company, has served as CEO of the Company’s Mississippi-based subsidiary, Earth Biofuels, Inc., since January 2004, where he led the acquisition of the Company’s biodiesel refinery and biodiesel refueling station.  Mr. Johnson created and marketed a retail brand of a biodiesel fuel product and established wholesale distribution agreements.  Mr. Johnson is also a member of the Board of Directors for the National Biodiesel Board, and is President of Apollo Alternative Fuels Company LLC, a wholly owned subsidiary of Apollo Resources International, Inc.  Mr. Johnson has a strong background in sales and marketing and currently oversees the branding, marketing and sales of the range of alternative fuels products encompassed by Apollo Alternative Fuels Company LLC.  Mr. Johnson has extensive experience in biodiesel fuels, government programs related to alternative fuels, and expertise in bringing alternative fuel products to market.  Mr. Johnson also has over nine years of experience in the automotive industry, primarily in dealership management for Chrysler and Chevrolet.  Mr. Johnson received a B.B.A. from the University of Texas in 1988.

Bruce Blackwell attended college at the University of Southern Mississippi before receiving his doctorate of Oriental Medicine. In 1989, he was installed as the President of Blackwell Chevrolet, Blackwell Dodge, and Blackwell Imports, a family owned automobile dealership and one of the largest in the south, located in Jackson, Mississippi.  Mr. Blackwell held the position of president for the family business until December 2003, when the Blackwell family sold its position in the dealerships.  Mr. Blackwell now lives in northern California and southern Oregon, where he is an avid supporter of alternative energy. Co-founding Earth Biofuels was Mr. Blackwell’s first commercial foray into the alternative energy industry. He sponsors extensive research into other sources, including methanol production and geothermal energy applications, as well as development of biodiesel plant building and applications of its use in industry.

Morgan Freeman, a popular actor, has grown into one of the most respected figures in modern US cinema. Mr. Freeman attended Los Angeles Community College before serving several years in the US Air Force as a radar installation technician between 1955 and 1959.  Mr. Freeman has appeared in TV shows and feature films since 1971, and has won myriad accolades for his performances.  Among his most notable works are Driving Miss Daisy (1989), Glory (1989), The Shawshank Redemption (1994), Amistad (1997), Along Came a Spider (2001), and Million Dollar Baby (2004). Freeman’s on-screen performances are universally regarded as world-class. In addition to his film work, Mr. Freeman has been cast to narrate or host dozens of first-rate television specials covering topics from the American Civil War, the American Film Institute, blues music, the White House, and many commemorative events involving the US film industry.  In addition to his work on screen, Mr. Freeman is a multi-engine instrument airplane pilot, avid sailor and co-owns the renowned restaurant Madidi, with Bill Luckett, located in Clarksdale, Mississippi. Also with Mr. Luckett, he owns the Ground Zero Blues Club, a restaurant/live music venue located on Blues Alley next to the Delta Blues Museum.

William O. “Bill” Luckett, Jr. is a native of Clarksdale, Mississippi. He received a Bachelor of Arts degree in American government and graduated on the Dean’s List. For his military service, his basic training was conducted at Fort Jackson, South Carolina, where he was recognized as the top trainee of his 10,000-member brigade. He eventually served as a commissioned officer in the Mississippi National Guard, during which his last duty was commanding an engineering unit in Charleston, Mississippi.  A 1973 graduate of the University of Mississippi Law School, he practices with Luckett Tyner Law Firm, P.A. in Clarksdale, Mississippi, and Rossie, Luckett & Ridder, P.C. in Memphis, Tennessee. He serves as the senior litigator in both firms, specializing in trying lawsuits primarily in federal and state courts of Mississippi and Tennessee. In 2001, his Memphis firm was recognized by Wal Mart Stores, Inc. as their most winning law firm in America.  Mr. Luckett also serves as the 2005 honorary co-chair for the Mississippi Heritage Trust. He is co-owner with actor Morgan Freeman of Madidi, a nationally known fine dining establishment in Clarksdale, and Ground Zero Blues Club, a restaurant/live music venue located on Blues Alley next to the Delta Blues Museum.  He serves on the Executive Council of the Association of Defense Trial Attorneys, the Board of Directors of the Mississippi Hospitality & Restaurant Association, the North Mississippi Advisory Board for the Union Planters/Regions Bank, the Clarksdale Beautification Committee, the Clarksdale-Coahoma County Planning Commission and the Clarksdale-Coahoma County Airport Board. He holds a Lifetime Membership in the NAACP and serves as the Lifetime Membership Chairman of the Coahoma County branch. Luckett is also President of River View Land Company that has extensive hunting and fishing area holdings in western Coahoma County, Mississippi.

Willie Nelson was born April 30, 1933, in the tiny farming community of Abbott, Texas.  After high school, Nelson served briefly in the Air Force and then spent some time as a student at Baylor University.  Beginning in the mid-’50s, he worked as a disc jockey in Texas and Washington, played in honky-tonks and continued refining his skills as a songwriter.  In 1960, he moved to Nashville and signed as a songwriter with Pamper Music.  He joined Liberty Records as a composer in 1962, his first major label deal.  In 1961, Faron Young scored a No. 1 with Nelson’s “Four Walls.” Later that year, Patsy Cline hit it big with “Crazy,” and Billy Walker did moderately well with “Funny How Time Slips Away.”  Nelson’s second single for Liberty, “Touch Me” in 1962, took him to No. 7, and that would remain his chart high point for the next 13 years.  He recorded for RCA from 1965 until 1972, then moved to Atlantic Records.  Dissatisfied with his pace as a recording artist, he returned to Texas, where he became a focal point of Austin’s emerging progressive country music scene.  In 1975, Nelson began a fruitful association with Columbia Records that would last into the ‘90s.  His first album for Columbia, Red Headed Stranger, proved its appeal when one of its songs, “Blue Eyes Crying in the Rain,” went No. 1.  Nelson’s outsider mystique gained a name in 1976 with the release on RCA Records of Wanted: The Outlaws, a compilation of tracks cut by Nelson, Waylon Jennings, Jessi Colter and Tompall Glaser.  In 1979, Nelson made his first foray into movies with The Electric Horseman, which gave him some wonderfully funny scenes with Robert Redford.  He followed with Honeysuckle Rose (1980), in which he was the star — and which introduced the song that would become his theme, “On the Road Again.”   Subsequent films include Thief (1981), Barbarosa (1982), The Songwriter (1984), Where the Hell’s That Gold?!!? (1985), The Last Days of Frank & Jesse James (1986), Red Headed Stranger (1987), Once Upon a Texas Train (1988), Dust to Dust (1994), Gone Fishin’ (1997), Wag the Dog (1997), Outlaw Justice (1999), The Journeyman (2001) and The Big Bounce (2004).  Nelson established himself as a champion for the family farmer with his annual Farm Aid concerts, and his Fourth of July Picnics have for the past quarter century served as a rite of musical passage in Texas.

Mr. White is a partner with Tatum CFO Partners in its Dallas office. His extensive experience includes more than 30 years of broad-based financial and operating expertise focused on entrepreneurial and large multinational companies in high tech businesses. Mr. White has worked with very early stage startup companies, distressed companies, and companies with worldwide operations in manufacturing, sales and distribution. He has expertise in financial reporting, fundraising and entity financing, business plan development and implementation, investor relations, audit management, cash management and production planning. Prior to joining Tatum, he was CFO of two startup companies and worked at Texas Instruments in their operations in the U.S., France, Germany and Singapore. He is active in his community, volunteering as a director and treasurer of Serve Healthcare International Ministries, dba

Serving HIM. Mr. White is a CPA and holds an MBA from the University of Michigan and a BS in Electrical Engineering from Oklahoma State University.

Christopher Chambers has served as Secretary and as a Director of Apollo Resources International, Inc. since October of 2004.  He served as Chief Operating Officer and Secretary for Ocean Resources, Inc., a US public company engaged in deep-ocean salvage of commodity metals from 2003 to 2005.  He is currently Corporate Secretary and a Member of the Board of Directors for Blue Wireless & Data, Inc., a U.S public company engaged in the sales and distribution of wireless-broadband internet service.  Prior to these positions he co-founded MAC Partners, LP, a technology merchant bank, in 2002.  From 1999 to 2001 he was employed by Aurion Technologies, LLC, as Vice President of Operations, then as Vice President of Sales Engineering.  From 1994 to 1998, Mr. Chambers was Vice President for Software Development with Aurora Natural Gas, LP.  From 1998 through 2004, he worked as an independent consultant in the film/video industry in Dallas, TX.  Mr. Chambers received a B.A. degree from the University of Oklahoma in 1989.

ITEM  9.01.   FINANCIAL  STATEMENTS  AND  EXHIBITS.

c)  Exhibits:

Exhibit No.	Description

99	Letter of former accountants, Amisano Hanson

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadows Springs , Inc.
(Registrant)

Date: November 14, 2005	By:	/s/ Tommy Johnson
Tommy Johnson
CEO